EXHIBIT 99.1

FBR & Co. Reports First Quarter 2016 Financial Results

Declares $0.20 per Share Quarterly Cash Dividend

Financial Highlights for the three months ended March 31, 2016:

  Net revenues of $17.9 million
  Net loss of $5.5 million, or $0.72 per share
  Repurchased 545 thousand shares of common stock, through a combination of open market purchases and tax settlements on employee share vestings, at a total cost of $9.1 million
  Shareholders’ equity of $195 million and tangible book value per share of $24.60 on March 31, 2016

ARLINGTON, Va., April 27, 2016 (GLOBE NEWSWIRE) -- FBR & Co. (NASDAQ:FBRC) ("FBR" or the “Company"), a leading investment bank serving the middle market, today reported a net loss of $5.5 million, or $0.72 per share, on revenues of $17.9 million for the first quarter of 2016, compared to a net loss of $2.5 million, or $0.29 per share, on revenues of $27.1 million for the first quarter of 2015, and a net loss of $4.4 million, or $0.59 per share, on revenues of $23.5 million for the fourth quarter of 2015.

“The initial equity market faced significant headwinds during the first quarter of 2016, with volumes down over 80 percent from the year ago period and at a level not seen since the first quarter of 2009.  Despite valuations in the market having recovered from marked first quarter volatility, the IPO market continues to be challenged,” said Chairman and Chief Executive Officer, Richard J. Hendrix.  “We continue to focus our efforts on those aspects of our business that are most controllable – fixed expenses and capital management – along with reestablishing transaction momentum and building the pipeline of opportunities within our capital markets business.”

Composition of Revenues

Investment Banking

Investment banking revenue was $4.2 million for the first quarter of 2016, compared to $12.7 million for the first quarter of 2015 and $14.0 million for the fourth quarter of 2015.  During the quarter, FBR completed 11 client engagements representing $975 million in transaction value, compared to 13 transactions representing $2.5 billion in transaction value for the same period in 2015, and 16 transactions representing $1.9 billion in transaction value in the fourth quarter of 2015.  Advisory revenue represented 39 percent of investment banking revenues in the first quarter of 2016 compared to 27 percent in the first quarter of 2015 and 30 percent in the fourth quarter of 2015.

Institutional Brokerage

Net revenue generated in institutional brokerage was $14.4 million for the first quarter of 2016, compared to $13.7 million for the same period in 2015, and $12.2 million for the fourth quarter of 2015. Cash equities trading and securities lending both contributed to the increase in revenues year-over-year, as the same volatility that caused difficulties in the new issue markets brought improved volumes and liquidity opportunities for our institutional clients.

Investment Income, Net Interest Income and Dividends

Net investment losses, including interest and dividends, were $0.7 million for the first quarter of 2016, compared to net income of $0.6 million for the same period in 2015, and net losses of $2.7 million for the fourth quarter of 2015.

Expenses

Non-compensation fixed expenses for the first quarter of 2016 totaled $9.7 million, compared to $10.1 million and $11.7 million for the first and fourth quarters of 2015, respectively. Compensation and benefits expense for the first quarter of 2016 was $18.0 million, compared to $18.0 million for the same period in 2015, and $17.6 million for the fourth quarter of 2015.

Employees

At March 31, 2016, the Company had 287 full-time employees, compared to 303 at December 31, 2015, and 290 at March 31, 2015.

Share Repurchase Activity

During the quarter ended March 31, 2016, the Company repurchased approximately 152 thousand shares of its common stock in the open market at an aggregate price of $2.7 million, or an average price of $17.45 per share.  Also, FBR acquired an additional 393 thousand shares outside of the share repurchase program as a result of tax settlements relating to employee stock vestings for $6.5 million.  As of March 31, 2016, the Company had 848 thousand shares remaining under its repurchase authorization.

Since 2010, FBR has repurchased 11.6 million shares in the open market, thereby returning over $227 million to shareholders.

Quarterly Dividend

The Board of Directors declared a quarterly cash dividend of $0.20 per common share to be paid May 27, 2016 to all shareholders of record as of the close of business on May 9, 2016.

Balance Sheet

As of March 31, 2016, FBR continues to maintain an unlevered and transparent balance sheet, with cash and cash equivalents of $52.8 million, compared to $70.1 million as of December 31, 2015.  Over the last twelve months, FBR has significantly reduced its investment and trading desk positions in order to fund repurchase activity and expects to reduce positions further over the next several months. The Company ended the first quarter of 2016 with net investment positions of approximately $65 million, down from $87 million at the end of 2015.

Shareholders’ equity as of March 31, 2016 was $195 million, and tangible book value per share was $24.60, based on 7.66 million shares outstanding, compared to shareholders’ equity of $211 million and tangible book value per share of $27.83 as of December 31, 2015. The decline in tangible book value per share was primarily due to the net issuance of 464 thousand new common shares related to the vesting of long-term equity awards during the first quarter of 2016.

Conference Call
Investors wishing to listen to the earnings call at 9:00 A.M. U.S. EDT, Wednesday, April 27, 2016, may do so via the Web or conference call at:

Webcast link:  http://edge.media-server.com/m/p/yfq5kek7

Conference call dial-in number (domestic, toll-free):  855.425.4204

Conference call dial-in number (international):  484.756.4245

Access code:  81793294

About FBR

FBR & Co. (Nasdaq:FBRC) provides investment banking, merger and acquisition advisory, institutional brokerage, and research services through its subsidiaries FBR Capital Markets & Co. and MLV & Co. FBR focuses capital and financial expertise on the following industry sectors: consumer; energy & natural resources; financial institutions; healthcare; industrials;  insurance; real estate; and technology, media & telecom. FBR is headquartered in the Washington, D.C. metropolitan area with offices throughout the United States. For more information, please visit www.fbr.com.

Statements in this release concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the effect of demand for public and private securities offerings, activity in the secondary securities markets, interest rates, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political and market conditions. Financial results may fluctuate substantially from quarter-to-quarter depending on the number, size and timing of completed transactions. We have experienced, and expect to experience in the future, significant variations in our revenues and results of operations and, as a result, are unlikely to achieve steady and predictable earnings on a quarterly basis. For a discussion of these and other risks and important factors that could affect FBR's future results and financial condition, see "Risk Factors" in Part I, Item 1A and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015; and other items throughout the Company's Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Financial data follows.

FBR & CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Quarter Ended
	March 31,

	2016	2015
REVENUES:
Investment banking:
Capital raising	$2,530	$9,284
Advisory	1,620	3,391
Institutional brokerage	12,184	12,243
Net investment (loss) income	(918)	3,350
Interest	8,364	6,985
Dividends & other	123	271
Total revenues	23,903	35,524
Interest expense	6,003	8,429
Revenues, net of interest expense	17,900	27,095

NON-INTEREST EXPENSES:
Compensation and benefits	17,995	17,955
Professional services	1,620	2,373
Business development	1,614	1,888
Clearing and brokerage fees	1,284	1,223
Occupancy and equipment	3,333	3,058
Communications	2,554	3,011
Other operating expenses	1,585	1,430
Total non-interest expenses	29,985	30,938

Loss before income taxes	(12,085)	(3,843)

Income tax benefit	(6,631)	(1,321)

Net loss	$(5,454)	$(2,522)

Basic loss per share	$(0.72)	$(0.29)
Diluted loss per share	$(0.72)	$(0.29)

Weighted average shares - basic	7,567	8,827
Weighted average shares - diluted	7,567	8,827
Cash dividends per common share	$0.20	$-

FBR & CO.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)
(Unaudited)

	March 31,	December 31,
ASSETS	2016	2015

Cash and cash equivalents	$52,783	$70,067
Receivables:
Securities borrowed	849,937	685,037
Due from brokers, dealers and clearing organizations	10,981	5,513
Customers	1,467	1,429
Other	6,401	5,895
Financial instruments owned, at fair value	69,318	94,923
Other investments, at cost	6,539	6,539
Goodwill and intangibles	6,142	6,273
Furniture, equipment, software and leasehold improvements, net	14,466	15,071
Deferred tax assets, net of valuation allowance	44,642	37,497
Prepaid expenses and other assets	5,367	5,172
Total assets	$1,068,043	$933,416

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Securities loaned	$850,457	$687,443
Financial instruments sold but not yet purchased, at fair value	2,177	1,934
Accrued compensation and benefits	3,476	13,325
Accounts payable, accrued expenses and other liabilities	17,433	19,947
Total liabilities	873,543	722,649

Shareholders' equity:
Common stock	7	7
Additional paid-in capital	263,537	259,011
Restricted stock units	20,077	35,929
Accumulated deficit	(89,121)	(84,180)
Total shareholders' equity	194,500	210,767

Total liabilities and shareholders' equity	$1,068,043	$933,416

Book Value per Share	$25.40	$28.69

Tangible Book Value per Share	$24.60	$27.83

Shares Outstanding (in thousands)	7,658	7,347

FBR & CO.
Financial & Statistical Supplement - Operating Results
(Dollars in thousands)
(Unaudited)

	Q-1 16	Q-4 15	Q-3 15	Q-2 15	Q-1 15
Revenues, net of interest expense	$17,900	$23,464	$25,580	$44,256	$27,095

Expenses:
Variable	6,436	7,467	5,712	17,094	5,414
Fixed	23,549	26,001	26,178	22,764	25,524

Income (loss) before income taxes	(12,085)	(10,004)	(6,309)	4,398	(3,843)
Income tax (benefit) provision	(6,631)	(5,594)	(2,881)	1,499	(1,321)

Net (loss) income	$(5,454)	$(4,410)	$(3,428)	$2,899	$(2,522)

Return on equity (trailing twelve months)	-4.8%	-3.2%	-0.9%	1.8%	3.3%

Fixed expenses	$23,549	$26,001	$26,178	$22,764	$25,524
Less: Non-cash expenses[1]	-	1,701	2,373	1,134	2,398
Corporate transaction costs[2]	-	-	691	-	-
Core fixed costs[3]	$23,549	$24,300	$23,114	$21,630	$23,126

Statistical Data
Revenues per employee (annualized)	$249	$310	$337	$604	$374

Employee count	287	303	304	293	290

[1] Non-cash expenses include compensation costs associated with stock-based awards and amortization of intangibles.

[2] Corporate transaction costs in Q3 2015 include non-recurring costs related to a business combination.

[3] Core fixed costs is a non-GAAP measurement used by management to analyze and assess the Company’s fixed operating costs. Management believes that this non-GAAP measurement assists investors in understanding the impact of the items noted in footnotes 1 and 2 on the performance of the Company.

A limitation of utilizing this non-GAAP measure is that the GAAP accounting effects of these items do in fact reflect the underlying financial results of the Company and these effects should not be ignored in evaluating and analyzing the Company's financial results. Therefore, management believes fixed expenses on a GAAP basis and core fixed costs on a non-GAAP basis should be considered together.

Contacts:
Media: Shannon Hawkins at 703.469.1190 or shawkins@fbr.com
Investors:  Linda E. Eddy at 703.312.9715 or leddy@fbr.com